Exhibit 99.1

Global Net Lease, Inc. (NYSE: GNL) Q1 2019 Earnings Conference Call

Executives

James Nelson – CEO & President

Chris Masterson – CFO

Louisa Quarto – Executive Vice President

Operator

Good morning and welcome to the Global Net Lease First Quarter Earnings Call. [Operator Instructions]. I would now like to turn the conference over to Louisa Quarto, Executive Vice President. Please go ahead.

Louisa Quarto

Thank you, operator. Good morning everyone and thank you for joining us for GNL's first quarter 2019 Earnings Call. This call is being webcast in the Investor Relations section of GNL's website at www.globalnetlease.com.

Joining me today on the call to discuss the quarter’s results are Jim Nelson, Chief Executive Officer and Chris Masterson, Chief Financial Officer.

The following information contains forward-looking statements, which are subject to risks and uncertainties. Should one or more of these risks or uncertainties materialize, actual results may differ materially from those expressed or implied by the forward-looking statements. We refer all of you to our SEC filings including the Annual Report on Form 10-K for the year ended December 31, 2018 filed on February 28, 2019 and all other filings with the SEC after that date for a more detailed discussion of the risk factors that could cause these differences.

Any forward-looking statements or portfolio information provided during this conference call are only made as of the date of this call. As stated in our SEC filings, GNL disclaims any intent or obligation to update or revise these forward-looking statements or portfolio information except as required by law. During today's call, we will discuss non-GAAP financial measures, which we believe can be useful in evaluating the company's financial performance. These measures should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of GAAP net income to the non-GAAP measures can be found in our earnings release, supplement and Form 10-Q, all of which are posted to our website at www.globalnetlease.com.

I will now turn the call over to our CEO, Jim Nelson.

James Nelson

Thanks, Louisa, and good morning everyone. Thank you all for joining us on today's call.

We are pleased to report a great start to 2019 as we delivered strong results across key performance metrics including increases in rental revenue and adjusted EBITDA. The portfolio continues to grow with $185.3 million of closed and pipeline acquisitions this year with ample capacity to complete additional transactions as attractive opportunities are identified.

During the quarter we strengthened GNL's high quality net lease U.S. and Western European portfolio through acquisitions, capital market initiatives and the refinancing of certain European properties at attractive rates. The quarter's results also reflect the full benefit of the $212 million in acquisitions GNL closed late in the fourth quarter of 2018. Total rental income for the first quarter was $70.1 million, up 9.9% from $63.8 million in the first quarter of 2018. AFFO also increased in the first quarter to $39.5 million, up 12.6% from the $35.1 million first quarter 2018 figure. AFFO per share decreased to $0.48 per common diluted share from $0.52 per share in the first quarter 2018, primarily due to the increase in share count from the $153 million of gross common equity issuances we completed in the first quarter. The real estate acquisitions we have closed so far in the 2nd quarter 2019 and those in our current acquisition pipeline will be funded primarily from the equity proceeds we raised and will resolve the natural timing difference we saw this quarter.

Overall, our 343 global, net lease property portfolio is 99.5% leased, up from 327 properties at the same time in 2018. 274 of these properties are in the U.S. and 69 are in the U.K. and Western Europe, representing 55.8% and 44.2% of annualized rental revenue, respectively. Our investment grade or implied investment grade tenants make up 75.7% of the portfolio. Please refer to our earnings release for more information about what we consider to be implied investment grade tenants. Our property mix is currently 53% office, 39% industrial and distribution and 8% retail and the portfolio has a weighted average remaining lease term of 8.1 years with no near-term expirations.

GNL is uniquely positioned to take advantage of market conditions in the U.S. and Europe. With offices in the U.S., London and Luxemburg, our access to deal flow from long-standing partnerships with developers and tenants allows us to evaluate and close transactions in an efficient and accretive manner. Our ability to complete transactions is strengthened by our long-standing relationships with a broad set of banks and lenders in both the U.S. and Europe.

We have a healthy balance of U.S. and Western Europe assets and for the past couple of years have found the best opportunities to be primarily in the U.S. While that view has not changed, we are also beginning to see some investing opportunities in Europe as well. Our strategy for investing in European assets has been intentionally focused on acquiring office and industrial properties leased to strong corporate tenants and only in those countries with the highest sovereign debt ratings Over our history, GNL has leveraged this deliberate focus to take advantage of the opportunities we’ve seen in the six European countries where we own assets. In fact, we see other U.S. REITs now expanding to invest in the U.K. as further validation of the value European real estate can bring to a portfolio. We are continuing to monitor and explore potential European acquisitions and believe the current market may provide attractive opportunities.

During the quarter we acquired two net leased assets totaling approximately 117,000 square feet for a contract sales price of approximately $23.5 million and funded $11.4 million of capital expenditures to expand and remodel four properties that are leased to a single tenant, in exchange for increased annual rent at the respective properties. These assets are leased at a weighted average capitalization rate of 7.7%, with a weighted average remaining lease term of 9.3 years.

The industrial property we acquired during the quarter is a 36,720 square foot facility located in Gillette, WY leased to Cummins, Inc. a fortune 500 company that specializes in the design and manufacture of automobile engines and related equipment and has an investment grade credit rating of "A+" and "A2" from S&P and Moody's respectively.

The office property we acquired during the quarter is an 80,000 square foot headquarters office property located in Fishers, IN which is leased to Stanley Convergent Security Solutions, a division and wholly owned subsidiary of Stanley Black & Decker, which designs, supplies and installs commercial electronic security systems and provides electronic security services. Stanley Black & Decker, the parent of the tenant but not guarantor, has an investment grade credit rating of “A” and “Baa1” from S&P and Moody’s, respectively.

GNL funded the transactions with cash on hand, which includes proceeds raised in January from our at-the market program. Consistent with our overall strategy, these assets serve a critical function for the underlying tenants, are under long-term leases with embedded contractual rent growth and are property types that we like in our portfolio.

We also sold one property during the quarter for gross proceeds of $9.5 million.

Subsequent to quarter end, we closed on three properties for a contract sales price of $41.9 million at a weighted average capitalization rate of 7.5% with a weighted average remaining lease term of 9.9 years. Including our $108.6 million pipeline, GNL has closed or identified $185.3 million of investment opportunities year-to-date.

Our $108.6 million pipeline reflects the anticipated acquisition of eight net lease industrial and distribution properties to be acquired for an aggregate purchase price of $96.1 million at a weighted-average cap rate of 8.5%, and a weighted-average remaining lease term of 11.7 years plus our scheduled funding of $12.5 million in capital expenditures to expand an industrial property located in Houston, TX in exchange for increased annual rent. The properties in the pipeline also contain embedded contractual rent growth with average annual rent increases of 1.7% per year.

While Chris will provide more detail, I'll provide a quick update on our continuing ability to refinance GNL's European debt at attractive rates. During the quarter, we refinanced the five properties we own in Finland for an aggregate €74.0 million with Nordea Bank ABP at a 1.7% interest rate, lowering our borrowing cost on these assets by 60 basis points. €57.4 million of the loan proceeds were used to repay all outstanding indebtedness on the properties and the balance after costs was available for general corporate purposes, including additional real estate acquisitions. Earlier this month we entered into a definitive agreement pursuant to which we shortly expect to complete a €51.5 million refinancing of all of our German assets with the exception of the Innogy Tower in Essen with Helaba Bank.

We are working to complete the balance of our European refinancings with The Netherlands, Luxembourg, and French properties remaining.

With that, I'll turn the call over to Chris to walk through the operating results in more detail and then I will follow up with some closing remarks. Chris?

Chris Masterson

Thanks, Jim.

This morning we announced first quarter revenue of $75.5 million, up 10.8% over the first quarter 2018 figure, FFO of $36.2 million, up 13.6%, core FFO of $36.5 million, up 10.2% and AFFO of $39.5 million, up 12.6%. During the quarter, we paid common stock dividends of $43.3 million.

As Jim mentioned our strong first quarter results reflect the effect of a full quarter of results from the $212 million in acquisitions we closed towards the end of the fourth quarter.

On our balance sheet, we ended the first quarter with net debt, which is debt less cash and cash equivalents, of $1.6 billion at a weighted-average interest rate of 3.0% per annum. Our weighted-average debt maturity has lengthened to 4.2 years at the end of the first quarter, an improvement from 3.6 years at the close of the 2018 first quarter.

The components of GNL’s debt include $260.4 million on the multi-currency revolving credit facility, $273.4 million on the term loan and $1.1 billion of outstanding gross mortgage debt. This debt was approximately 83.7% fixed rate, which is inclusive of floating rate debt with in-place interest rate swaps, an improvement over the quarter ended December 31, 2018 where 79.9% was fixed.

Our net debt to annualized adjusted EBITDA improved to 6.9x, with a strong interest coverage ratio of 4.3x.

As of March 31, 2019, liquidity was approximately $244.4 million which comprises $95.3 million of cash on hand and $149.2 million of availability under the credit facility.

GNL's net debt to enterprise value was 47.8%, with an enterprise value of $3.3 billion based on the March 29, 2019 closing share price of $18.90 for common shares and $25.67 for Series A preferred shares.

During the quarter we sold 7,759,322 shares of Common Stock through our ATM Program for gross proceeds of $152.8 million.

Following these sales, which represented the final amounts available for sale under the initial distribution agreement for our Common Stock ATM Program, we entered into a new equity distribution agreement to continue the ATM Program to raise additional aggregate sales proceeds of up to $250.0 million. We did not sell any shares during the quarter under the new agreement.

Let me now turn to the European side of our capital structure.

In February GNL entered into a syndicated investment facility loan agreement with Nordea Bank ABP and borrowed an aggregate €74.0 million. The loan is secured by all five Finnish properties owned by GNL. The maturity date of the loan is February 1, 2024, and it bears interest at a rate of 3-month Euribor plus 1.4% with the interest rate for €59.2 million, or eighty percent of the principal amount of the loan, fixed at 1.8% by an interest rate swap agreement. This loan is interest only with principal due at maturity. This refinancing significantly lowered the borrowing cost from 2.3% to 1.7% per annum. At the closing of the loan, €57.4 million was used to repay all outstanding indebtedness encumbering the properties, with the remaining proceeds, after costs and fees related to the loan, available for working capital and general corporate purposes.

Later in May we also expect to complete a €51.5 million refinancing of all of our German assets with the exception of the Innogy Tower in Essen with Helaba Bank. The loan proceeds will be used to repay all outstanding indebtedness on the properties and the balance after costs will be available for general corporate purposes, including additional real estate acquisitions.

As a quick update to GNL’s hedging program, we have continued to use our hedging strategy as a way to offset some movements in interest rates and local currencies for our European portfolio. In regards to currency hedging, the company employs a disciplined strategy of layering hedges against the two currencies over upcoming quarters to manage some exposure to both currencies.

Finally, with respect to GNL’s dividend, we paid dividends equating to $0.5325 per common share in the quarter. Subsequent to quarter-end, on April 8th, we announced that we will be aligning our dividend policy more closely with our peers and start paying a quarterly dividend at the end of the second quarter. This change in no way affected the annualized dividend rate on the common stock of $2.13 per share or the previously announced dividend declaration with respect to the month of March.

With that, I'll turn the call back to Jim for some closing remarks.

James Nelson

Thanks, Chris.

GNL continues to perform well on all fronts. This quarter we delivered strong results across important metrics such as revenue, adjusted EBITDA, FFO, Core FFO and AFFO. The portfolio and the rental income it provides continue to grow. We are well positioned with available capital to close on our already identified $108.6 million of upcoming acquisitions and have ample dry powder to complete additional transactions as opportunities are identified. We continue to demonstrate a proven ability to source investment opportunities by leveraging direct relationships with landlords and developers to identify off-market transactions, allowing us to achieve what we believe are better-than-market capitalization rates at more favorable terms than are generally available, generating improved results for the Company and our shareholders. Finally, as Chris just discussed, during the first quarter, GNL’s ability to negotiate favorable financing in local markets contributes meaningfully to the bottom line.

We are pleased with the quarterly results and will remain proactive and disciplined in our acquisition strategy to identify compelling opportunities to acquire net lease assets, with a continued near-term focus on U.S. industrial and distribution facilities. We will also remain opportunistic when it comes to selectively adding to our international footprint.

We will continue our efforts to deliver steady growth and enhance long-term value for our shareholders.

With that, operator, we can open the line for questions.

Question-and-Answer Session